Exhibit 99.2

TERMS OF RESTRICTED STOCK UNIT (“RSU”) GRANT
PURSUANT TO THE
ILLINOIS TOOL WORKS INC. 2011 LONG-TERM INCENTIVE PLAN (THE “PLAN “)

(a)	In the event of a stock dividend, stock split, reverse stock split, share combination, recapitalization, reclassification or similar event affecting the capital structure of the Company, appropriate adjustment will be made in the number of shares subject to the RSU.

(b)	No portion of the RSU will vest prior to three years from [Date of Grant]. On [End of Three Years from Date of Grant], 100% of the RSUs will become vested. Upon vesting, you will receive one share of Common Stock of the Company for each vested RSU. Any fractional vested RSUs will be paid in cash based on the Fair Market Value of the Common Stock on the distribution date.

(c)	You shall have no voting, dividend or subscription rights except with respect to the shares which have been issued to you following the vesting of your RSUs. Your rights under this RSU agreement may not be assigned or transferred other than as permitted by the Plan.

(d)	If prior to [End of Three Years from Date of Grant] you terminate employment with the Company by reason of death or disability, as defined by the Company’s benefit plans, your RSU shall be fully vested.

(e)	If you retire (defined as termination of employment with the Company after attaining age 62 and 10 years of service or age 65 with 5 years of service under the Company’s retirement plan) prior to [End of Three Years from Date of Grant], and your RSU was granted within a year prior to your retirement, then 25% of your RSU shall become vested. If your RSU was granted more than a year prior to your retirement, then 100% of your RSU shall become vested.

(f)	If you terminate your employment for any reason other than death, retirement or disability prior to [End of Three Years from Date of Grant], you will forfeit your RSUs.

(g)	Notwithstanding the foregoing, the Compensation Committee of the Board of Directors may, in its sole discretion, deem this RSU grant, whether vested or unvested, to be immediately forfeited if you compete with the Company, engage in gross misconduct or conduct that is against the business interests of the Company, or you divulge confidential information about the Company or any Subsidiary of the Company to other persons.

(h)	Solely to the extent the RSUs are considered deferred compensation within the meaning of Code Section 409A, payments shall be subject to the requirements of Code Section 409A(a)(2)(B)(i). “Corporate Change” and “disability” shall be construed consistent with applicable IRS regulations.

(i)	The RSU is subject to the terms of the Plan. Any inconsistencies shall be resolved in favor of the Plan.

(j)	These RSUs and the Plan should be construed in accordance with and governed by the laws of the State of Illinois, United States of America.

The vesting of this RSU generally results in ordinary income being recognized for tax purposes in an amount equal to the fair market value of the shares issued in payment of the RSU as of the vesting date.